Calculation of Filing Fee Tables
S-8
EAST WEST BANCORP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Debt	Deferred Compensation Obligations	Other	50,000,000	$ 1.00	$ 50,000,000.00	0.0001531	$ 7,655.00
Total Offering Amounts:						$ 50,000,000.00		$ 7,655.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,655.00
Offering Note
[1]	(1) The Deferred Compensation Obligations are unsecured obligations of East West Bancorp, Inc. (the Registrant) to pay up to $50 million of deferred compensation from time to time in the future in accordance with the terms of the East West Bank Deferred Compensation Plan (the Plan). (2) The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan and is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. (3) The Company does not have any fee offsets.